EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES THIRD QUARTER 2014 RESULTS

Third Quarter 2014 Highlights

•	Net income of $0.3 million attributed to Bimini Capital, or $0.03 per common share
•	Book value per share of $0.59
•	MBS portfolio remains 100% invested in agency MBS
•	Company to discuss results on Tuesday, November 4, 2014, at 10:00 AM ET

VERO BEACH, FL (November 3, 2014) – Bimini Capital Management, Inc. (OTCBB:BMNM), a real estate investment trust ("REIT"), today announced results of operations for the three-month period ended September 30, 2014. Discussions related to the “Company” refer to the consolidated entity, including Bimini Capital, our wholly-owned subsidiaries, and our consolidated VIE, Orchid Island Capital, Inc. (“Orchid”).  References to “Bimini Capital,” the “parent”, and the “registrant” refer to Bimini Capital Management, Inc. as a separate entity.

Orchid Island Capital

On February 20, 2013, Orchid completed its initial public offering (“IPO”), selling 2,360,000 shares of its common stock for proceeds of $35.4 million.  During the nine months ended September 30, 2014, Orchid completed additional offerings of its common stock.  Subsequent to Orchid’s IPO and through September 30, 2014, management has concluded, pursuant to generally accepted accounting principles, that Orchid is a variable interest entity (“VIE”) because Orchid’s equity holders lack the ability through voting rights to make decisions about the activities that have a significant effect on the success of Orchid.  Management has also concluded that Bimini Capital is the primary beneficiary of Orchid because, under the management agreement between Bimini Advisors, LLC (“Bimini Advisors”), a wholly-owned subsidiary of Bimini, and Orchid, Bimini Capital has the power to direct the activities of Orchid that most significantly impact its economic performance.  As a result, subsequent to Orchid’s IPO and through September 30, 2014, the Company has continued to consolidate Orchid in its consolidated financial statements even though, as of September 30, 2014, Bimini owned 7.5% of the outstanding common stock of Orchid.

The noncontrolling interests reported in the Company’s consolidated financial statements represent the portion of equity ownership in Orchid held by stockholders other than Bimini Capital.  Noncontrolling interests in Orchid are presented in the equity section of the consolidated balance sheets, separate from the equity attributed to Bimini Capital.  Net income of Orchid is allocated between the noncontrolling interests and to Bimini Capital in proportion to their relative ownership interests in Orchid.

The consolidation of Orchid’s assets and liabilities with those of Bimini Capital and its wholly-owned subsidiaries gives the appearance of a much larger organization. However, the assets recognized as a result of consolidating Orchid do not represent additional assets that could be used to satisfy claims against Bimini Capital’s assets, nor do they represent amounts that are available to be distributed to Bimini Capital’s stockholders. Conversely, liabilities recognized as a result of consolidating Orchid do not represent additional claims on Bimini Capital’s assets; rather, they represent claims against the assets of Orchid.  In addition to the presentation of the Company’s consolidated portfolio activities, we have also provided additional discussion related to the portfolio activities of Bimini Capital on its own.  We believe that this “parent-only” information along with the consolidated presentation provides useful information to the shareholders of Bimini Capital.

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Details of Third Quarter 2014 Results of Operations

Selected unaudited consolidated and parent-only results for the three month period ended September 30, 2014 are presented in the table below.

(in thousands)
	Consolidated	Parent-Only
Net income	$347	$347
Net portfolio interest income	8,901	434
Net losses on mortgage-backed securities	(3,631)	(267)
Net gains on derivative instruments	3,406	348
Audit, legal and other professional fees	565	339
Compensation and related benefits	767	76
Other operating, general and administrative expenses	865	236
Income tax provision	77	-
Fair value adjustments on retained interests in securitizations	196	-

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The tables below detail the changes to the respective sub-portfolios during the quarter for both the consolidated Company and the parent-only.

Portfolio Activity for the Quarter (Consolidated)
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2014	$901,215,040	$39,607,823	$10,817,821	$50,425,644	$951,640,684
Securities Purchased	638,992,530	10,410,523	12,170,674	22,581,197	661,573,727
Securities Sold	(314,036,187)	-	-	-	(314,036,187)
Loss on Sale	(1,991,895)	-	-	-	(1,991,895)
Return on Investment	n/a	(3,999,845)	(1,383,169)	(5,383,014)	(5,383,014)
Pay-downs	(25,070,143)	n/a	n/a	n/a	(25,070,143)
Premium Lost Due to Pay-downs	(1,575,152)	n/a	n/a	n/a	(1,575,152)
Mark to Market (Losses) Gains	(1,900,988)	1,534,008	302,667	1,836,675	(64,313)
Market Value - September 30, 2014	$1,195,633,205	$47,552,509	$21,907,993	$69,460,502	$1,265,093,707

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Portfolio Activity for the Quarter (Parent-Only)
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2014	$74,293,351	$864,997	$478,084	$1,343,081	$75,636,432
Securities Purchased	27,480,585	939,951	3,126,825	4,066,776	31,547,361
Securities Sold	(15,400,900)	-	-	-	(15,400,900)
Loss on Sale	(32,073)	-	-	-	(32,073)
Return on Investment	n/a	(237,945)	(193,349)	(431,294)	(431,294)
Pay-downs	(1,522,906)	n/a	n/a	n/a	(1,522,906)
Premium Lost Due to Pay-downs	(113,351)	n/a	n/a	n/a	(113,351)
Mark to Market (Losses) Gains	(217,377)	38,832	56,553	95,385	(121,992)
Market Value - September 30, 2014	$84,487,329	$1,605,835	$3,468,113	$5,073,948	$89,561,277

The tables below present the allocation of capital between the respective portfolios at September 30, 2014 and June 30, 2014, and the return on invested capital for each sub-portfolio for the three-month period ended September 30, 2014.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

On a consolidated basis, the returns on invested capital in the PT MBS and structured MBS portfolios were approximately 8.8% and 3.2%, respectively, for the third quarter of 2014.  The combined portfolio generated a return on invested capital of approximately 6.7%.  Due to the deployment of the proceeds of Orchid’s capital raising activities during the nine months ended September 30, 2014, the balances of the respective portfolios increased significantly.  Accordingly, returns generated based on the beginning of period capital are larger than returns on a stabilized portfolio.  In the “Returns for the Quarter (Consolidated)” table below, we have added the return on average capital deployed to address this issue.

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For parent-only, the returns on invested capital in the PT MBS and structured MBS portfolios were approximately 6.9% and 4.5%, respectively, for the third quarter of 2014.  The combined portfolio generated a return on invested capital of approximately 6.6%.

Capital Allocation (Consolidated)
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2014
Market Value	$1,195,633,205	$47,552,509	$21,907,993	$69,460,502	$1,265,093,707
Cash equivalents and restricted cash(1)(2)	250,159,092	-	-	-	250,159,092
Repurchase Agreement Obligations(3)	(1,339,196,210)	-	-	-	(1,339,196,210)
Total	$106,596,087	$47,552,509	$21,907,993	$69,460,502	$176,056,589
% of Total	60.5%	27.1%	12.4%	39.5%	100.0%
June 30, 2014
Market Value	$901,215,040	$39,607,823	$10,817,821	$50,425,644	$951,640,684
Cash equivalents and restricted cash(2)	34,142,767	-	-	-	34,142,767
Repurchase Agreement Obligations(3)	(854,026,395)	-	-	-	(854,026,395)
Total	$81,331,412	$39,607,823	$10,817,821	$50,425,644	$131,757,056
% of Total	61.7%	30.1%	8.2%	38.3%	100.0%

(1)	At September 30, 2014, total cash has been reduced by unsettled security purchased of approximately $66.8 million and increased by unsettled security sales of approximately $249.4 million.
(2)	Amount excludes restricted cash of $0.2 million at both September 30, 2014 and June 30, 2014 related to trust preferred debt funding hedges.
(3)
At September 30, 2014, there were outstanding repurchase agreement balances of $19.4 million and $6.7 million secured by interest-only and inverse interest-only securities, respectively.  At June 30, 2014, there were outstanding repurchase agreement balances of $12.5 million and $5.0 million secured by interest-only and inverse interest-only securities, respectively.  We entered into these arrangements to generate additional cash to invest in pass-through MBS strategy; therefore we have not considered these balances to be allocated to the structured securities strategy.

Capital Allocation (Parent-Only)
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2014
Market Value	$84,487,329	$1,605,835	$3,468,113	$5,073,948	$89,561,277
Cash equivalents and restricted cash(1)	3,364,223	-	-	-	3,364,223
Repurchase Agreement Obligations	(83,218,324)	-	-	-	(83,218,324)
Total	$4,633,228	$1,605,835	$3,468,113	$5,073,948	$9,707,176
% of Total	47.7%	16.6%	35.7%	52.3%	100.0%
June 30, 2014
Market Value	$74,293,351	$864,998	$478,084	$1,343,082	$75,636,433
Cash equivalents and restricted cash(1)	4,045,610	-	-	-	4,045,610
Repurchase Agreement Obligations	(70,325,545)	-	-	-	(70,325,545)
Total	$8,013,416	$864,998	$478,084	$1,343,082	$9,356,498
% of Total	85.6%	9.3%	5.1%	14.4%	100.0%

(1)	Amount excludes restricted cash of $0.2 and $0.2 at September 30, 2014 and June 30, 2014, respectively, related to trust preferred debt funding hedges.

Returns for the Quarter (Consolidated)
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income / (loss) (net of repo cost)	$9,380,995	$(660,251)	$428,563	$(231,688)	$9,149,307
Realized and unrealized (losses) gains	(5,468,035)	1,534,007	302,667	1,836,674	(3,631,361)
Hedge gains(1)	3,257,400	n/a	n/a	n/a	3,257,400
Total Return	$7,170,360	$873,756	$731,230	$1,604,986	$8,775,346
Beginning Capital Allocation	$81,331,412	$39,607,823	$10,817,821	$50,425,644	$131,757,056
Return on Invested Capital for the Quarter(2)	8.8%	2.2%	6.8%	3.2%	6.7%
Average Capital Allocation(3)	$93,963,750	$43,580,115	$16,362,959	$59,943,073	$153,906,823
Return on Average Invested Capital for the Quarter(4)	7.6%	2.0%	4.5%	2.7%	5.7%

Returns for the Quarter (Parent-Only)
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (loss) (net of repo cost)	$716,900	$(74,826)	$39,887	$(34,939)	$681,961
Realized and unrealized (losses) gains	(362,801)	38,832	56,553	95,385	(267,416)
Hedge gains(1)	199,750	n/a	n/a	n/a	199,750
Total Return	$553,849	$(35,994)	$96,440	$60,446	$614,295
Beginning Capital Allocation	$8,013,416	$864,998	$478,084	$1,343,082	$9,356,498
Return on Invested Capital for the Quarter(2)	6.9%	(4.2)%	20.2%	4.5%	6.6%

(1)	Excludes gains of approximately $149,000 associated with trust preferred funding hedges.
(2)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(3)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(4)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Prepayments

For the quarter, the Company received approximately $30.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 12.3% for the third quarter of 2014.  The parent received approximately $2.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 10.5% for the third quarter of 2014.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	Consolidated			Parent-Only
	PT	Structured		PT	Structured
	MBS Sub-	MBS Sub-	Total	MBS Sub-	MBS Sub-	Total
Three Months Ended,	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio
September 30, 2014	7.9	18.5	12.3	6.7	15.9	10.5
June 30, 2014	4.1	17.0	8.6	4.4	22.7	11.8
March 31, 2014	3.9	16.0	9.8	1.4	19.7	13.7
December 31, 2013	5.1	19.2	11.0	4.2	21.8	14.3
September 30, 2013	7.1	30.1	15.1	11.7	33.7	24.8
June 30, 2013	7.2	33.0	19.5	12.2	39.7	31.6
March 31, 2013	12.7	32.6	23.9	20.6	32.3	28.8

Portfolio (Consolidated)

The following tables summarize the consolidated MBS portfolio as of September 30, 2014 and December 31, 2013:

($ in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
September 30, 2014
Adjustable Rate MBS	$3,847	0.3%	3.56%	239	1-Sep-35	5.71	10.05%	2.00%
Fixed Rate MBS	1,119,828	88.5%	4.37%	320	1-Oct-44	NA	NA	NA
Hybrid Adjustable Rate MBS	71,958	5.7%	2.55%	341	1-Aug-43	100.26	7.55%	1.99%
Total PT MBS	1,195,633	94.5%	4.26%	321	1-Oct-44	95.46	7.67%	1.99%
Interest-Only Securities	47,553	3.8%	4.10%	260	25-Jan-43	NA	NA	NA
Inverse Interest-Only Securities	21,908	1.7%	6.26%	312	25-Apr-41	NA	5.50%	NA
Total Structured MBS	69,461	5.5%	4.78%	276	25-Jan-43	NA	NA	NA
Total Mortgage Assets	$1,265,094	100.0%	4.29%	318	1-Oct-44	NA	NA	NA
December 31, 2013
Adjustable Rate MBS	$5,334	1.4%	3.92%	247	1-Sep-35	3.77	10.13%	2.00%
Fixed Rate MBS	267,481	68.7%	3.99%	314	1-Dec-43	NA	NA	NA
Hybrid Adjustable Rate MBS	90,487	23.2%	2.61%	349	1-Aug-43	108.23	7.61%	1.99%
Total PT MBS	363,302	93.3%	3.65%	322	1-Dec-43	102.41	7.75%	1.99%
Interest-Only Securities	20,443	5.3%	4.36%	262	25-Nov-40	NA	NA	NA
Inverse Interest-Only Securities	5,596	1.4%	5.91%	316	15-Dec-40	NA	6.07%	NA
Total Structured MBS	26,039	6.7%	4.69%	274	15-Dec-40	NA	NA	NA
Total Mortgage Assets	$389,341	100.0%	3.72%	318	1-Dec-43	NA	NA	NA

($ in thousands)
	September 30, 2014		December 31, 2013
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$840,046	66.40%	$236,660	60.78%
Freddie Mac	414,597	32.77%	133,689	34.34%
Ginnie Mae	10,451	0.83%	18,992	4.88%
Total Portfolio	$1,265,094	100.00%	$389,341	100.00%

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Entire Portfolio	September 30, 2014	December 31, 2013
Weighted Average Pass Through Purchase Price	$107.49	$105.64
Weighted Average Structured Purchase Price	$10.39	$7.52
Weighted Average Pass Through Current Price	$107.81	$102.71
Weighted Average Structured Current Price	$13.97	$12.15
Effective Duration (1)	3.125	4.116

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.125 indicates that an interest rate increase of 1.0% would be expected to cause a 3.125% decrease in the value of the MBS in the Company’s investment portfolio at September 30, 2014.  An effective duration of 4.116 indicates that an interest rate increase of 1.0% would be expected to cause a 4.116% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2013. These figures include the structured securities in the portfolio but not the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Portfolio (Parent-Only)

The following tables summarize the parent-only MBS portfolio as of September 30, 2014 and December 31, 2013:

($ in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
September 30, 2014
Fixed Rate MBS	$83,971	93.8%	4.22%	317	1-Sep-44	n/a	n/a	n/a
Hybrid Adjustable Rate MBS	516	0.6%	4.00%	328	20-Jan-42	30.03	9.00%	1.00%
Total PT MBS	84,487	94.3%	4.22%	318	1-Sep-44	30.03	9.00%	1.00%
Interest-Only Securities	1,606	1.8%	3.30%	233	25-Dec-39	n/a	n/a	n/a
Inverse Interest-Only Securities	3,468	3.9%	6.37%	316	25-Apr-41	n/a	0.76%	n/a
Total Structured MBS	5,074	5.7%	5.40%	290	25-Apr-41	n/a	n/a	n/a
Total Mortgage Assets	$89,561	100.0%	4.28%	316	1-Sep-44	n/a	n/a	n/a
December 31, 2013
Fixed Rate MBS	$21,957	57.6%	3.35%	215	1-May-43	n/a	n/a	n/a
Hybrid Adjustable Rate MBS	14,370	37.7%	2.92%	344	1-Sep-42	100.99	7.92%	1.95%
Total PT MBS	36,327	95.3%	3.18%	266	1-May-43	100.99	7.92%	1.95%
Interest-Only Securities	1,237	3.2%	3.85%	287	25-Dec-39	n/a	n/a	n/a
Inverse Interest-Only Securities	554	1.5%	5.82%	305	25-Nov-40	n/a	5.99%	n/a
Total Structured MBS	1,791	4.7%	4.46%	293	25-Nov-40	n/a	n/a	n/a
Total Mortgage Assets	$38,118	100.0%	3.24%	267	1-May-43	n/a	n/a	n/a

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($ in thousands)
	September 30, 2014		December 31, 2013
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$41,544	46.39%	$25,598	67.15%
Freddie Mac	47,501	53.04%	11,847	31.08%
Ginnie Mae	516	0.58%	673	1.77%
Total Portfolio	$89,561	100.00%	$38,118	100.00%

Entire Portfolio	September 30, 2014	December 31, 2013
Weighted Average Pass Through Purchase Price	$107.52	$105.93
Weighted Average Structured Purchase Price	$4.23	$3.58
Weighted Average Pass Through Current Price	$107.46	$101.67
Weighted Average Structured Current Price	$8.45	$3.73
Effective Duration (1)	3.803	3.453

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.803 indicates that an interest rate increase of 1.0% would be expected to cause a 3.803% decrease in the value of the MBS in the Parent’s investment portfolio at September 30, 2014.  An effective duration of 3.453 indicates that an interest rate increase of 1.0% would be expected to cause a 3.453% decrease in the value of the MBS in the Parent’s investment portfolio at December 31, 2013. These figures include the structured securities in the portfolio but not the effect of the Parent’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of September 30, 2014, the Company had outstanding repurchase obligations of approximately $1,339.2 million with a net weighted average borrowing rate of 0.34%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $1,414.4 million, unsettled securities sold with a fair value of approximately $246.9 million, and cash pledged to counterparties of approximately $4.8 million.  The Company’s leverage ratio at September 30, 2014 was 8.2 to 1 (excluding the $66.8 million of payable for unsettled securities purchased at September 30, 2014), or 7.2 to 1 when adjusted to reflect $249.4 million of unsettled security sales, the repayment of $238.5 million of related repurchase agreement obligations and $66.8 million of unsettled securities purchases at September 30, 2014 to be secured by new repurchase obligations.  At September 30, 2014, the Company’s liquidity was approximately $95.7 million, consisting of unpledged MBS (excluding the value of the unsettled purchases) and cash and cash equivalents.

As of September 30, 2014, the Parent had outstanding repurchase obligations of approximately $83.2 million with a net weighted average borrowing rate of 0.35%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $88.7 million.  At September 30, 2014, the Parent’s liquidity was approximately $4.3 million, consisting of unpledged MBS and cash and cash equivalents.

To enhance our liquidity further, we may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.

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Below is a listing of outstanding borrowings under repurchase obligations at September 30, 2014.

($ in thousands)
Repurchase Agreement Obligations (Consolidated)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances(1)	Total	Rate	at Risk(2)	(in Days)
Citigroup Global Markets, Inc.	$262,756	19.6%	0.36%	$19,967	20
J.P. Morgan Securities, LLC	184,938	13.8%	0.36%	10,069	86
CRT Capital Group, LLC	112,000	8.4%	0.32%	5,146	37
ED&F Man Capital Markets, Inc.	102,392	7.6%	0.33%	5,143	55
Morgan Stanley & Co. LLC	91,776	6.9%	0.33%	5,621	48
Mitsubishi UFJ Securities (USA), Inc.	84,358	6.3%	0.31%	4,028	14
KGS - Alpha Capital Markets, L.P.	84,208	6.3%	0.33%	4,008	38
Cantor Fitzgerald & Co.	77,731	5.8%	0.33%	3,989	34
Goldman Sachs & Co.	72,615	5.4%	0.34%	2,999	31
South Street Securities, LLC	50,078	3.7%	0.32%	2,776	18
Suntrust Robinson Humphrey, Inc.	44,556	3.3%	0.33%	2,619	9
Mizuho Securities USA, Inc.	43,525	3.3%	0.44%	5,759	13
Guggenheim Securities, LLC	41,228	3.1%	0.32%	2,530	22
Daiwa Capital Markets America, Inc.	33,200	2.5%	0.33%	1,811	43
JVB Financial Group, LLC	11,752	0.9%	0.36%	793	9
Other	42,083	3.1%	0.32%	2,278	30
	$1,339,196	100.0%	0.34%	$79,536	37

(1)
Amounts include repurchase agreement balances of approximately $238.5 million securing assets with a fair value of approximately $246.9 million sold in September 2014 that settle in October 2014.  In September 2014, the Company purchased assets with a fair value of approximately $67.1 million which settle in October 2014 that are expected to be funded by repurchase agreements.

(2)
Equal to the fair value of securities sold, unsettled securities sold plus accrued interest receivable and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities and accrued interest payable.

($ in thousands)
Repurchase Agreement Obligations (Parent-Only)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
ED&F Man Capital Markets Inc.	$29,289	35.2%	0.32%	$1,529	39
Suntrust Robinson Humphrey, Inc.	12,311	14.8%	0.32%	750	27
South Street Securities, LLC	11,823	14.2%	0.32%	648	20
JVB Financial Group, LLC	11,752	14.1%	0.36%	793	9
CRT Capital Group, LLC	7,755	9.3%	0.31%	452	15
Citigroup Global Markets, Inc.	2,154	2.6%	0.95%	891	78
Other	8,134	9.8%	0.34%	400	8
	$83,218	100.0%	0.35%	$5,463	26

(1)	Equal to the fair value of securities sold plus accrued interest receivable and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities and accrued interest payable.

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under GAAP, and as such all gains or losses on these instruments are reflected in earnings for all periods presented.  As of September 30, 2014, such instruments were comprised of Eurodollar futures contracts and an interest rate swaption agreements.

The tables below present information related to outstanding Eurodollar futures contracts at September 30, 2014.

($ in thousands)
Eurodollar Futures Positions (Consolidated)
	Repurchase Agreement Funding Hedges			Junior Subordinated Debt Funding Hedges
	Weighted	Average		Weighted	Average
	Average	Contract		Average	Contract
	LIBOR	Notional	Open	LIBOR	Notional	Open
Expiration Year	Rate	Amount	Equity(1)	Rate	Amount	Equity(1)
2015	0.74%	$580,000	$(312)	0.70%	$26,000	$(202)
2016	1.77%	586,500	1,452	1.80%	26,000	7
2017	2.68%	430,000	1,122	2.68%	26,000	50
2018	3.06%	420,000	(165)	3.03%	26,000	12
Totals / Weighted Average	1.87%	$509,733	$2,097	1.91%	$26,000	$(133)

($ in thousands)
Eurodollar Futures Positions (Parent-Only)
	Repurchase Agreement Funding Hedges			Junior Subordinated Debt Funding Hedges
	Weighted	Average		Weighted	Average
	Average	Contract		Average	Contract
	LIBOR	Notional	Open	LIBOR	Notional	Open
Expiration Year	Rate	Amount	Equity	Rate	Amount	Equity(1)
2015	0.70%	$30,000	$17	0.70%	$26,000	$(202)
2016	1.82%	36,500	73	1.80%	26,000	7
2017	2.68%	30,000	55	2.68%	26,000	50
2018	3.03%	30,000	12	3.03%	26,000	12
Total / Weighted Average	1.91%	$31,857	$157	1.91%	$26,000	$(133)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

The table below presents information related to the Company’s interest rate swaption positions at September 30, 2014.

($ in thousands)
	Option			Underlying Swap
					Fixed	Receive
		Fair	Months to	Notional	Pay	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
≤ 1 year	$4,720	$3,906	10	$275,000	2.96%	3 Month	8.2

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Dividends

During the three months ended September 30, 2014, Bimini Capital made no dividend distributions.  All distributions are made at the discretion of Bimini Capital’s Board of Directors and will depend on its results of operations, financial condition, maintenance of REIT status, availability of net operating losses (“NOLs”) and other factors that may be deemed relevant.  In August 2011, Bimini Capital announced that it would suspend its quarterly dividend and no distributions have been made since.  Bimini Capital continues to evaluate its dividend payment policy.   However, as more fully described below, due to NOLs incurred in prior periods, it is unlikely to declare and pay dividends to stockholders until such NOLs have been consumed.

REIT Taxable Income and Net Operating Losses

REIT taxable income (loss) is a term that describes Bimini Capital's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. Bimini Capital’s REIT taxable income (loss) is computed differently from net income or loss as computed in accordance with generally accepted accounting principles (GAAP) as reported in its consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.   Others are permanent differences that only impact either GAAP or tax.

In order to maintain its qualification as a REIT, Bimini Capital is generally required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to 90% of its REIT taxable income. Additionally, as a REIT, Bimini Capital may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, Bimini Capital’s dividends are generally based on REIT taxable income, as determined for federal income tax purposes, as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Board of Directors.

As described above, a REIT may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of a calendar year.  In calculating the amount of excise tax payable in a given year, if any, Bimini Capital reduces REIT taxable income by distributions made to stockholders in the form of dividends and/or NOLs carried-over from prior years, to the extent any are available.  Since income subject to excise tax is REIT taxable income less qualifying dividends and the application of NOLs, if a REIT has sufficient NOLs it could apply such NOLs against its taxable income and avoid excise taxes without paying qualifying dividends to stockholders.  Accordingly, if in future periods Bimini Capital has taxable income, it can avoid the obligation to pay excise taxes by applying the approximately $17.1 million of NOLs available as of December 31, 2013 against such taxable income until the NOLs are exhausted in lieu of making distributions to stockholders.  Further, Bimini Capital could avoid the obligation to pay excise taxes through a combination of qualifying dividends and the application of NOLs.  In any case, future distributions to stockholders are expected to be less than REIT taxable income until the existing NOLs are consumed.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2014 was $0.59.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2014, the Company's consolidated equity was $167.1 million inclusive of noncontrolling interests of $159.8 million, with 12,313,758 Class A Common shares outstanding.

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Management Commentary

Commenting on the third quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “We are nearing the end of 2014 and the script the bond market was expected to follow is at the bottom of the garbage can, long ago thrown out with the junk mail.  The Fed has followed their script, tapering their Treasury and MBS asset purchases in very well telegraphed moves and in nice even increments.  The economy has also followed its script, growing at a very respectable rate, although in uneven steps, since the fourth quarter of 2013.  The housing market continues to improve, albeit at a slower pace than 2013.  Payroll growth has averaged north of 200,000 jobs per month and has been accelerating recently.  So what went wrong with the bond market?  Yields on US treasuries continue to rally briefly falling to 1.85% on October 15th.  Well for one, Europe has not cooperated, teetering on the verge of recession.  Geo-political events are too numerous to list but have dominated the headlines all year.  We have an Ebola scare that is growing and un-nerving the markets daily.  So in spite of a very obedient Fed, an economy that has generally lived up to expectations, rates are not higher than year-end 2013 as expected and in fact are currently closer to the levels of the spring of 2013.  Yet in spite of all this, the Fed funds futures market continues to price in the initial Fed rate hikes for the second half of 2015.

“The agency RMBS market has had a good run all year, as the current coupon, 30 year Fannie Mae mortgage tightened to comparable duration Treasuries and swaps all year until the mild widening caused by the big rally in rates on October 15th.  Even with that widening, mortgages are still significantly tighter than they were at the beginning of the year.  Thirty year, fixed rate pass-throughs have also out-performed 15 year securities this year, particularly so during the third quarter as the long end of the curve rallied and the front to intermediate part of the treasury and swaps curve sold off.

“Prepayment speeds have remained muted all year, and as we head into the seasonal slow-down, we do not expect the spike lower in rates last month to cause much of an increase in speeds.  The events of last month have caused volatility to spike higher, however, as the SRVX index (the CBOE interest rate volatility index that measures the fair market value of future volatility implied by the 1 year option to enter into a 10 year pay fixed swap) moved from 82 basis points to 90, but has since retraced almost all the way back to 82, and is currently at 84 basis points. This index had been trending lower all year – moving from over 96 basis points at December 31, 2013 to a low near 76 basis points at June 30, 2014.  The funding markets for agency RMBS remain open and funding levels are in the low 30 basis point range for one month tenors, slightly lower than at the beginning of the year.  The market still anticipates potential shrinkage in lending capacity for RMBS once the new bank liquidity and leverage ratio restrictions necessitated by Dodd-Frank and Basel III are implemented, but the timing of this remains very uncertain.

“As has been the case since its initial public offering in February of 2013, Orchid Island has dominated our performance since we consolidate Orchid’s operations. The Orchid portfolio is managed in the same manner and with the same focus as the Bimini portfolio.  Orchid has been raising additional capital throughout the year, completing two secondary offerings during the first quarter of 2014 and then initiating an at the market program late in the second quarter.  Orchid’s stand-alone net assets were $172.8 million at September 30, 2014, versus $44.8 million at December 31, 2013. As a result, the Orchid portfolio and results dominate our reported results even more.  At September 30, 2014, $1,175.5 million of the $1,265.1 million MBS portfolio belongs to Orchid. For the quarter, Orchid generated approximately $6.8 million of net income while the consolidated operations of Bimini only generated net income of $6.6 million, as Bimini would have had a net loss absent its proportionate share of Orchids net income. As the external manager of Orchid, Bimini, through Bimini Advisors, earned approximately $0.543 million of management fees and approximately $0.2 million in overhead reimbursement during the three months ended September 30, 2014.  However, under GAAP these fees are eliminated in consolidation.

“With respect to the portfolio of Bimini, we continue to slowly rebuild the portfolio as it increased from $75.6 million at June 30, 2014 to $89.6 million at September 30, 2014.  With the growth at Orchid and the resulting increase in management fees, coupled with cash flows received as part of the overhead sharing agreement with Orchid which commenced on July 1, 2014, Bimini has been able to slowly rebuild its MBS portfolio, which in turn generates even more net interest income over time – absent a compression in net interest spreads of course.  We added to both sub-portfolios this quarter. We purchased structured securities with a value of $4.1 million.  On the PT side, we purchased fixed rate, 30 year MBS with a value of $27.5 million and sold $15.4 million for net purchases of approximately $12.1 million.  The purchases were predominantly 4.5% coupon, call protected securities.  As is the case at Orchid, we continue to favor the lower premium call protected securities versus the higher pay-up bonds given that those pay-ups are at unattractive levels in our view.  We feel the modest incremental speed potential of these securities is more than off-set by the lower initial cost, resulting in more attractive expected returns over our anticipated investment horizon. The capital allocation between the two sub-portfolios has changed materially this quarter, although this is more a result of the rather slow, lumpy growth of the portfolio versus a strategic change.  Our allocation to the pass-through sub-portfolio is now 47.7% versus 85.6% at June 30, 2014.  But the pass-through sub-portfolio is larger, growing from $74.3 million at June 30, 2014 to $84.5 million at September 30, 2014.  The structured security sub-portfolio now accounts for 52.3% of the capital allocation at September 30, 2014, versus 14.4% at June 30, 2014.  The structured securities sub-portfolio grew from $1.3 million at June 30, 2014, to $5.1 million at September 30, 2014.

“As for returns, with longer rates decreasing slightly over the course of the quarter the realized and unrealized gains for the combined portfolio were a negative $0.3 million, reflective the sensitivity of both sub-portfolios to prepayment concerns. Our structured securities generated slightly negative interest income pf $0.03 million. The pass-through sub-portfolio generated a 6.9% return for the quarter and the structured portfolio generated a return for the quarter of 4.5%. The two portfolios combined generated a positive return on invested capital of 6.6% for the quarter – not annualized. With respect to the balance of our results, the retained interests of our former mortgage company were marked up by approximately $0.2 million for the quarter.

“The portfolio is positioned for a continuation of modest prepayment speeds.  As I have mentioned previously, mortgage borrowers have been exposed to very low levels of rates for an extended period and show a reduced sensitivity to refinancing opportunities.  Mortgage lenders have reduced their capacity and new regulations imposed by the Dodd-Frank Act have impaired their ability to quickly ramp up their staff/capacity levels – further muting refinancing activity.  We still see the greatest risks to the market as two-fold.  The first would be an outbreak of inflation – resulting in a more aggressive Fed and elevated volatility in the rates markets.  The second would be a continuation of the rally we experienced earlier this month.  To address the first risk we have added to our IO positions. Orchid addressed this risk by adding to its swaptions positions, particularly on the 10 year point of the curve.  We seek to have the capacity to do so at Bimini in the near future, and will likely do so once we are able.  We continue to guard against a further rally by maintaining a material allocation to call protected securities.  We shifted from the highest quality/high premium call protection securities – loan balance and credit impaired – to more fairly priced securities that still offer call protection but with better carry per unit of duration.  We do not anticipate a meaningful increase in speeds even if the market rallies further for the reasons mentioned above, but our portfolio’s exposure to high coupon, fixed rate securities requires adequate protection from excessive speeds if we are wrong.  We believe these securities will provide adequate protection in the event of a rally and the premiums we paid likely have room to increase to offset the increased premium amortization.”

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Summarized Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of September 30, 2014, and December 31,  2013, and the unaudited consolidated statements of operations for the nine and three months ended September 30, 2014 and 2013.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	September 30, 2014	December 31, 2013
ASSETS
Mortgage-backed securities	$1,265,093,707	$389,340,958
Cash equivalents and restricted cash	67,714,660	14,516,457
Accrued interest receivable	6,011,434	1,720,726
Retained interests	1,987,097	2,530,834
Derivative assets	3,906,100	-
Deferred tax assets, net	2,077,342	-
Receivable for securities sold	249,410,368	-
Other assets	9,529,779	6,418,671
Total Assets	$1,605,730,487	$414,527,646

LIABILITIES AND EQUITY
Repurchase agreements	$1,339,196,210	$353,396,075
Junior subordinated notes	26,804,440	26,804,440
Payable for unsettled securities purchased	66,812,482	-
Other liabilities	5,814,387	968,715
Total Liabilities	1,438,627,519	381,169,230
Stockholders' equity	7,315,595	1,743,573
Noncontrolling interests	159,787,373	31,614,843
Total Equity	167,102,968	33,358,416
Total Liabilities and Equity	$1,605,730,487	$414,527,646
Class A Common Shares outstanding	12,313,758	11,509,756
Book value per share	$0.59	$0.15

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
Interest income	$21,270,241	$6,773,393	$10,034,747	$2,767,554
Interest expense	(2,068,056)	(936,617)	(885,440)	(329,059)
Net interest income, before interest on junior subordinated notes	19,202,185	5,836,776	9,149,307	2,438,495
Interest expense on junior subordinated notes	(736,432)	(746,072)	(247,916)	(250,507)
Net interest income	18,465,753	5,090,704	8,901,391	2,187,988
Gains (losses)	7,499,496	(8,167,967)	(225,434)	(3,004,998)
Net portfolio income (loss)	25,965,249	(3,077,263)	8,675,957	(817,010)
Other income	2,599,807	7,251,845	173,475	2,468,123
Expenses	5,807,176	7,382,044	2,197,175	1,797,188
Net income (loss) before income tax (benefit) provision	22,757,880	(3,207,462)	6,652,257	(146,075)
Income tax (benefit) provision	(2,055,075)	(1,247,768)	76,683	(1,287,154)
Net income	24,812,955	(1,959,694)	6,575,574	1,141,079
Net income (loss) attributed to noncontrolling interests	18,767,100	(1,235,154)	6,228,907	(704,191)
Net income attributed to Bimini Capital stockholders	$6,045,855	$(724,540)	$346,667	$1,845,270

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.50	$(0.07)	$0.03	$0.16
CLASS B COMMON STOCK	$0.50	$(0.07)	$0.03	$0.16

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Summarized Parent-Only Financial Statements

The following is a summarized presentation of the unaudited parent-only balance sheets as of September 30, 2014 and December 31, 2013, and the unaudited results of operations for the nine and three months ended September 30, 2014 and 2013.  In the parent-only financial statements, the investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the original date of the Parent’s investments.  The Parent’s share of net income of its unconsolidated subsidiaries is included in the income statement presentation using the equity method.  Parent-only financial statements are not considered a valid substitute for consolidated financial statements under U.S. GAAP and therefore should be read in conjunction with the Company’s consolidated financial statements.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
BALANCE SHEETS
(Parent-Only)
(Unaudited - Subject to Change)

	September 30, 2014	December 31, 2013
ASSETS
Mortgage-backed securities	$89,561,277	$38,118,447
Cash equivalents and restricted cash	3,517,676	3,851,187
Accrued interest receivable	356,128	161,289
Investment in subsidiaries and due from subsidiaries	19,799,151	17,126,602
Other assets	4,844,030	4,822,267
Total Assets	$118,078,262	$64,079,792

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$83,218,324	$34,839,021
Junior subordinated notes	26,804,440	26,804,440
Other liabilities	739,903	692,758
Total Liabilities	110,762,667	62,336,219
Stockholders' Equity	7,315,595	1,743,573
Total Liabilities and Stockholders' Equity	$118,078,262	$64,079,792

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BIMINI CAPITAL MANAGEMENT, INC.
STATEMENTS OF OPERATIONS
(Parent-Only)
(Unaudited - Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
Interest income	$1,612,585	$380,237	$749,018	$216,355
Interest expense	(163,162)	(119,398)	(67,056)	(35,145)
Net interest income, before interest on junior subordinated notes	1,449,423	260,839	681,962	181,210
Interest expense on junior subordinated notes	(736,432)	(746,072)	(247,916)	(250,507)
Net interest income (expense)	712,991	(485,233)	434,046	(69,297)
Portfolio gains (losses)	1,211,872	(1,700,331)	80,859	(152,012)
Net portfolio income (loss)	1,924,863	(2,185,564)	514,905	(221,309)
Equity in net earnings of subsidiaries	6,487,904	4,375,711	495,272	3,227,216
Other (expense) income	(12,886)	35,300	(12,885)	-
Expenses	(2,354,026)	(2,949,987)	(650,625)	(1,160,637)
Net income (loss)	$6,045,855	$(724,540)	$346,667	$1,845,270

	Consolidated		Parent-Only
	Three Months Ended September 30,		Three Months Ended September 30,
Key Balance Sheet Metrics	2014	2013	2014	2013
Average MBS(1)	$1,108,367,196	$375,950,413	$82,598,855	$40,482,985
Average repurchase agreements(1)	1,096,611,302	341,468,172	76,771,935	36,272,242
Average stockholders' equity(1)	143,377,918	34,793,879	7,028,664	2,307,475

Key Performance Metrics
Average yield on MBS(2)	3.62%	2.94%	3.63%	2.13%
Average cost of funds(2)	0.32%	0.39%	0.35%	0.39%
Average economic cost of funds(3)	0.33%	0.53%	0.35%	1.42%
Average interest rate spread(4)	3.30%	2.55%	3.28%	1.74%
Average economic interest rate spread(5)	3.29%	2.41%	3.28%	0.71%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)
Represents interest cost of our borrowings and the effect of Eurodollar and T-Note futures contracts and interest rate swaptions attributed to the period related to hedging activities, divided by average repurchase agreements.

(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

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About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Tuesday, November 4, 2014, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 29572644.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com , and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com